Exhibit 10.33

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT made effective as of the 8th day of August, 2011.

BETWEEN:

HELI-ONE CANADA INC.

(“CHC”)

AND:

FREDERICK DAVIS

(the “Consultant”)

Individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

A. The Consultant is very knowledgeable about the finance aspects of the global helicopter transportation industry; and

B. CHC and its affiliates are engaged in the business of providing helicopter transportation services worldwide.

NOW THEREFORE in consideration of the mutual covenants and promises contained herein CHC and the Consultant agree as follows:

1. Consultancy Services

1.1.	During the Consulting Period (as defined below) the Consultant will provide full time consulting services to CHC consisting of assisting in the transitioning of his duties and responsibilities as the Company’s former Chief Financial Officer.

1.2.	The Parties acknowledge that the Consultant will at all times be an independent contractor while performing the Services or any services for CHC under this Agreement and that the Consultant will not, for any purpose whatsoever, be deemed to be the employee, agent, partner, joint venture partner, servant or representative of CHC.

2. Term and Termination

2.1.	The term of the Agreement (the “Term”) shall commence on August 8, 2011 and continue until November 7, 2011 unless terminated earlier in accordance with the provisions of this Agreement.

2.2.	Notwithstanding anything in subsection 2.2 hereof, Consultant may terminate this Agreement upon giving 30 days written notice. At the end of the Term, this Agreement will terminate without further notice, unless the Consultant and CHC agree otherwise in writing.

2.3.	This Agreement shall terminate upon the death of the Consultant.

3. Warranties and Liabilities

[Type text]

3.1.	The Consultant warrants that the Services will be carried out with all due skill, care and diligence in accordance with best industry practices and the standards of care established for a senior executive finance professional.

3.2.	Each Party will be liable towards the other Party for damage to or loss of property and for the injury to or death of any person caused by its own negligence, or that of any of its directors, officers, employees, agents or subcontractors in connection with or as a result of the services rendered under this Agreement.

3.3.	CHC will indemnify and hold harmless the Consultant from and against all claims of third parties related to damage, loss, injury or death unless such damage, loss, injury or death is caused by the negligence of the Consultant.

3.4.	The Consultant will indemnify and hold harmless CHC, its directors, officers, employees, agents and subcontractors from and against all claims of third parties related to damages, loss, injury or death unless such damage, loss, injury or death is caused by the negligence of CHC, its directors, officers, employees, agents or subcontractors.

3.5.	Under no circumstances will either Party be responsible to the other Party under this Agreement for any indirect, incidental or consequential damages such as but not limited to loss of profit or loss of revenue, except to the extent that such damages are caused solely by the willful misconduct or gross negligence of a Party.

3.6.	The Parties agree that the liability and indemnification set forth in this Article 3 is exclusive and that each Party explicitly waives any other rights to claim damages or indemnification it may have at law or otherwise.

4. Confidentiality and Code of Business Conduct

4.1.	The Consultant reaffirms that he continues to be bound by the terms of CHC’s standard Confidentiality Agreement and Code of Ethics. In addition the Consultant will be expected to observe and perform his services under this Agreement in accordance with all applicable policies and procedures of CHC and its applicable affiliates, as they are developed and adopted from time to time for CHC’s Consultants.

4.2.	CHC and the Consultant agree not to disclose any details of this Agreement with any third parties and/or with any employees of CHC or its affiliates (except as required in performance of their respective duties). Should a Party breach its obligations under this clause, the other Party has the right to terminate this Agreement with immediate effect and without any obligation to carry out or perform any further obligations contained herein.

4.3.	All goods, documents, software and any other technical data (contained on any media or in any format whatsoever) supplied or made available to the Consultant by CHC under this Agreement, remains the exclusive property of CHC and will be promptly be returned by the Consultant to CHC upon the expiry of earlier termination of this Agreement.

5. Remuneration for Services

5.1.	CHC will pay the Consultant $33,3333 per month for the Services payable on the last day of each month during the Consulting Period. CHC shall provide consultant with the use of a computer and cellular phone during the Consulting Period.

5.2.	The Consultant shall be responsible for all taxes, deductions and statutory remittances whatsoever associated with the remuneration under this Agreement (the “Deductions and Remittances”). The Consultant shall indemnify and hold CHC harmless against any and all claims for payment of the Deductions and Remittances whatsoever and howsoever arising.

5.3.	Consultant acknowledges that in addition to the payments under Clause 5.1 hereof, the consideration set out in the letter to you from William Amelio dated August 8, 2011 shall also be consideration for your obligations hereunder.

5.4.	The Consultant’s remuneration for his Services referred to in Clauses 5.1 and 5.2 above shall be the only compensation payable to the Consultant under this Agreement and is inclusive all of wages or fees of any third parties or subcontractors hired by the Consultant to assist him, and includes all applicable taxes, deductions and remittances payable by the Consultant. Unless expressly agreed to in advance or as described herein, all costs or expenses incurred by the Consultant in the performance of his services hereunder are for his own account.

6. General

6.1.	The relationship between CHC and the Consultant will be governed by the laws of the Province of British Columbia, Canada (excluding its choice of law provisions) and any dispute under that relationship will be exclusively brought before a competent court of British Colombia, Canada, except that CHC may bring any dispute before any other court than the competent court.

6.2.	Notices and other statements in connection with this Agreement may only be given by way of a letter sent by regular or other mail, or by facsimile, and at the recipient’s place of business as stated above, or at such other address as advised by one Party to the other Party from time to time.

6.3.	In the event that any provision of this Agreement is deemed to be void or unenforceable in whole or in part it shall not be deemed to affect or impair the validity of any other provision.

6.4.	This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All counterparts will be deemed to constitute one and the same agreement.

6.5.	The Consultant shall not assign or, sub-contract or in any way dispose of the Agreement or any part of it (whether by trust device or otherwise) without the prior written consent of CHC. The Consultant acknowledges that CHC may assign this Agreement in whole, or in part, to a corporate affiliate at any time without consent.

6.6.	This Agreement contains the entire agreement of the Parties in relation to its subject matter. Upon execution of this Agreement, all previous agreements and arrangements made by the parties in relation to its subject matter shall end. This Agreement may only be amended by an instrument in writing signed by an authorized representative of both the Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first before written:

On behalf of
HELI-ONE CANADA INC.

FREDERICK DAVIS
Name: William J. Amelio
Title: President & CEO